Exhibit 10.12

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made effective as of January 18, 2011, by and between MICROIDEA SOFTWARE DEVELOPMENT LLC., a Texas Limited Liability Corporation (“Assignor”), and VERTICAL COMPUTER SYSTEMS, INC. (“Vertical”), a Delaware corporation with reference to the following:

BACKGROUND

Assignor is the developer and owner of a certain technology entitled “TINY  WEBSERVER” including its source code, documentation of the source code, object code, manuals, and other items specified in Schedule A attached hereto, and all copyrights, patents, and all other legal rights in all such items (collectively, the “Technology”).

Vertical desires to obtain an exclusive license to exploit such Technology, and Assignor desires to grant to Vertical an exclusive license to exploit such Technology, on the terms and conditions set forth herein.

IN CONSIDERATION of the foregoing and the mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

1.	LICENSE; PURCHASE OPTION

1.1           Assignor grants to Vertical the irrevocable, exclusive worldwide license to manufacture, develop, distribute, market, sell, license, sublicense, rent, and otherwise exploit the Technology and any derivative products in any media now known or hereinafter discovered.

1.2           In consideration for such license, Vertical shall pay to Assignor the Royalties described in paragraph 2.1.

1.3           During the term of this Agreement, Vertical shall have the right to purchase the Technology for an aggregate purchase price in the amount of Six Million Dollars ($6,000,000). Such purchase price shall be paid in four (4) installments of One Million Five Hundred Thousand Dollars ($1,500,000) each over three years as follows: (a) the first payment shall be due concurrently with the date of Vertical’s purchase of the Technology and (b) the remaining installments shall become due on the first, second, and third anniversary dates of the date of Vertical’s purchase of the Technology.  After the final installment payment, Vertical shall have no further obligation to pay Royalties and Assignor will cooperate with Vertical to execute an assignment of all right, title, and interest in the Technology from Assignor to Vertical.  The purchase right contained in this paragraph 1.3 may be exercised by means of a written notice to such effect, from Vertical to Assignor.

2.	ROYALTIES

2.1           The term “Products” shall mean any and all applications derived from the Technology.  The term “Net Revenues” shall mean gross sales generated from the Products, less any returns.  Vertical shall pay to Assignor a 5% royalty on Net Revenues received by Vertical from sales of the Products (the “Royalties”).

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2.2           Vertical shall pay Royalties to Assignor on a monthly basis, with payments to be made within thirty (30) days after the end of each month during which Net Revenues have been generated.  Each payment of Royalties shall be accompanied by a statement of the Net Revenues for the preceding month.

2.3           Vertical shall maintain complete and accurate records of all sales, licenses, rentals, service and other exploitations of the Technology and the Net Revenues attributable thereto.  Assignor shall have the right, during the term of this Agreement and for three (3) years thereafter, with advance notice and during regular business hours, to conduct an audit of the records of Vertical for the purpose of verifying compliance with this Agreement, the Net Revenues reported and the Royalties paid to Assignor.  If any such audit should disclose underreporting by Vertical, Vertical shall promptly pay Assignor the amount of underpayment together with applicable interest thereon for late payment.  If the underpayment amount is more than five percent (5%) of the amount due for the relevant period, Vertical shall pay Assignor’s actual costs and expenses for such audit.

3.	PATENT AND COPYRIGHT

3.1           Vertical may seek patent or copyright protection as it determines in its sole discretion and shall pay for any patent or copyright protection and development costs in connection with the Technology.

3.2           Until the final installment has been paid as set forth in paragraph 1.3, at its expense, Vertical may arrange to register in Assignor’s name, United States and foreign copyrights and renewals thereof for the Technology. Assignor will execute such documents and take such other action as may be required to effect any such registration.

3.3           Vertical shall have the right, but not the obligation, to take action to enforce patents or copyrights taken in the Technology.

4.	ASSIGNOR’S DUTIES AND OBLIGATIONS

4.1           At Vertical’s request, Assignor shall provide any services reasonably necessary in connection with the development and distribution of the Technology.

4.2           Assignor shall not, during the term of this Agreement, develop any product that competes with the Technology.

5.	WARRANTIES AND INDEMNITIES

5.1           Assignor represents that to the best of his knowledge, (i) the Technology does not violate or infringe any patent, copyright, trademark, service mark, right of privacy or other right, does not contain any libelous or defamatory material or any material which Assignor is not duly authorized to use, and will not misuse or misappropriate any trade secret or confidential information, (ii) any approvals or permissions required in connection with the use or exploitation of the Technology have been obtained, (iii) Assignor has the right, power and authority to grant to Vertical the rights it has granted under this Agreement, (iv) the Technology is believed to be original and does not reside in the public domain, and (v) the Technology will conform in all material respects to the specifications described in Exhibit A hereto.

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5.2           Assignor does hereby indemnify Vertical against any liability and hold Vertical harmless from and will pay any loss, damage, cost and expense (including, without limitation, court costs and legal fees and disbursements) which Vertical incurs in connection with any claim by a third party alleging facts that would constitute a breach of any of such warranties or representations.  Assignor and Vertical will promptly notify the other of any claim covered by any warranty or representation under this Section 5 with full details of the claim. Vertical will cooperate in the defense of any such claim and will not settle the same without Assignor's written consent unless Vertical releases Assignor from all of Assignor's obligations under this paragraph 5.2 with respect to the claim.

6.	TERM OF AGREEMENT

The term of this Agreement shall be thirty (30) years from the date of execution of this Agreement with three (3) twenty (20) year renewal options at Vertical’s discretion.

7.	TERMINATION OF AGREEMENT AND/OR LICENSE

7.1           In the event that any party shall be in breach or default of any of the terms, conditions, or covenants of this Agreement, and such breach or default shall continue for a period of ninety (90) days after the receipt of written notice from the other party setting forth such breach, then in addition to all other rights and remedies of law or equity or otherwise, the non-defaulting party shall have the right to cancel this Agreement without any charge, obligation, or liability whatsoever, except that all Royalties due Assignor at the time of cancellation will be immediately due Assignor.

7.2           Upon termination, cancellation, or expiration of this Agreement, Vertical, without request by Assignor, will immediately return all papers, materials, and property relating to the Technology held by Vertical.  In addition, each party will assist the other in the orderly termination of this Agreement, and in the transfer of all property, tangible and intangible, to Assignor.

8.	OBLIGATIONS WHICH SURVIVE TERMINATION

The parties recognize and agree that their obligations under Sections 2, 5 and 9 of this Agreement survive the cancellation, termination, or expiration of this Agreement.

9.	PROPRIETARY INFORMATION

Each party acknowledges and agrees that any and all information emanating from the other's business in any form is "Confidential Information," and each party agrees that it will not, during or after the term of this Agreement, permit the duplication, use, or disclosure of any such Confidential Information to any person (other than an employee, agent, or representative of the other party who must have such information for the performance of its obligation hereunder), unless such duplication, use, or disclosure is specifically authorized by the other party in writing prior to any disclosure.  Each party shall use reasonable diligence, and in no event less than that degree of care which such party uses in respect to its own confidential information of like nature, to prevent the unauthorized disclosure or reproduction of such information.  Without limiting the generality of the foregoing, to the extent that this Agreement permits the copying of Confidential Information, all such copies shall bear the same confidentiality notices, legends, and intellectual property rights designations that appear in the original versions, and each party shall keep detailed records of the location of all Confidential Information.

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For the purposes of this section, the term "Confidential Information" shall not include information which is in the public domain; information known to the recipient party as of the date of this Agreement as shown by the recipient's written records, unless the recipient party agreed to keep such information in confidence at the time of its receipt; and information properly obtained hereafter from a source who is not under an obligation of confidentiality with respect to such information.

10.	REPRODUCTION OF MANUALS AND DOCUMENTATION

Vertical shall have the right, at no additional charge, to reproduce all original manuals and documentation relating to the Technology, regardless of whether such manual or documentation is copyrighted by Assignor.

11.	AMENDMENTS, MODIFICATIONS, OR SUPPLEMENTS

Amendments, modifications, or supplements to this Agreement shall be permitted, provided such changes: (a) shall be in writing, signed by the authorized representatives of both parties; (b) shall reference this Agreement and identify the specific articles or sections of this Agreement or the particular order in which they are amended, modified, or supplemented; and (c) shall not adversely affect vested rights or causes of action which have accrued prior to the effective date of such change.

12.	NOTICES

With the exception of invoices, insurance papers, shipping papers, and reports, all notices, demands, or other communications herein provided to be given or which may be given by any party to the other shall be deemed to have been duly given when made in writing and delivered in person, or upon receipt, if sent by international air courier (i.e., Federal Express or DHL) as follows:

Notices to Assignor:

MICROIDEA SOFTWARE DEVELOPMENT, LLC.
_______________
_______________
Attn: Secretary

Notices to Vertical:
VERTICAL COMPUTER SYSTEMS, INC.
101 West Renner Road, Suite 300
Richardson, TX 75082
Attn:   President

or to such address as the parties may provide to each other in writing from time to time.

13.	MISCELLANEOUS PROVISIONS

13.1         Authority.  Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

13.2         Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas and subject to the venue and jurisdiction of the state and federal courts located in Dallas, Texas.

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13.3         Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any party, without the prior written consent of the other party; provided, however, that this Agreement and any right or obligation hereunder may be assigned or otherwise transferred by any party to a parent, or an affiliate, or subsidiary of such party, without the prior written consent of the other party.

13.4         Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

13.5         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.6         Severability.  In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.7         Attorney’s Fees.  In the event of a dispute the prevailing party shall be entitled to be reimbursed for its legal fees by the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first set forth above.

MircoIdea Software Development, LLC.

By:
_______________, its Secretary

Vertical Computer Systems, Inc.

By:
Richard Wade, its President

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Exhibit A

Technology

The “Technology” shall mean the  software application known as “Tiny Web Server” including any derivative works. This Technology is written in C, approximately 3600 lines of source code, and its source code is named “websrv.c”.  It is a fully functional web server software that occupies very little memory. Its executable code is approximately 100K bytes, which makes it a good fit in a mobile internet device.

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